Exhibit 99.2

MultiPlan and Churchill Capital Corp III Announce Closing of Business Combination

•	Combined company renamed MultiPlan Corporation; NYSE ticker symbol expected to be changed to “MPLN” beginning on October 9, 2020
•	Over $3.6 billion of capital raised, positioning MultiPlan well to accelerate growth through strategic investments and M&A, and reduce net debt
•	Transaction provides financial flexibility and expertise enabling MultiPlan to pursue its growth strategy to enhance, extend and expand its platform, and diversify its revenues
•	Mark Tabak will remain Chief Executive Officer; as previously announced, Dale A. White will become President, Payor Markets and Paul S. Galant will become President, New Markets, effective today

NEW YORK, NY — October 8, 2020 — Churchill Capital Corp III (“Churchill III”) (NYSE: CCXX), a public investment vehicle, and the parent of MultiPlan, Inc. (“MultiPlan”), a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry, today announced the completion of their business combination. The business combination will enable MultiPlan to embark on its next phase of growth while continuing its mission to make healthcare in the U.S. affordable, accessible, efficient and fair. It is anticipated that the combined company’s New York Stock Exchange ticker symbol will be changed to “MPLN” beginning on October 9, 2020.

With the completion of this business combination, MultiPlan is well positioned to execute on its growth strategy, which aims to significantly grow the company’s total addressable market from approximately $8 billion to up to $50 billion organically and through M&A. The “MultiPlan 3.0” strategy aims to drive growth by improving existing products and commercial capabilities, scaling offerings to adjacent customer segments, and adding new product offerings through acquisitions and investments in new technologies.

“Today marks an important milestone in MultiPlan’s mission to empower customers to achieve affordability and efficiency in healthcare,” said Mark Tabak, Chairman & CEO of MultiPlan. “As a public company, we remain focused on continuing to deliver excellence to our customers, maintaining our leadership position in healthcare technology and building upon our demonstrated track record of delivering the highest quality services. With the added expertise of Churchill and our experienced management team, we are well-positioned to accelerate the execution of MultiPlan’s growth strategy and remain a growth-focused public company.”

Michael S. Klein, Director at MultiPlan and former Chairman and CEO of Churchill, said, “We are excited to complete this transaction and bring MultiPlan to the public markets, and we look forward to continuing to build a leader in tech-enabled value-added processing that is helping make healthcare more affordable.” Klein added, “MultiPlan is on the right side of healthcare, allowing more people to get more and better healthcare for less money. The company is a market leading business with a track record of delivering high quality service to payors and outstanding returns to investors. We are already executing on our clear and aggressive growth plan, and our entire team is eager to support MultiPlan in its next phase of growth as a public company.”

Exhibit 99.2

Allen Thorpe, Lead Director at MultiPlan and Partner at Hellman & Friedman, said, “We are thrilled to continue supporting the company in its public phase, and to work with Churchill and its operating partners to build on MultiPlan’s 40-year track record. We are very enthusiastic about what lies ahead for MultiPlan and we are proud to remain a core investor in the company.”

MultiPlan will be led by an experienced management team consisting of Chairman and CEO, Mark Tabak; CFO, David Redmond; President, Payor Markets, Dale A. White; President, New Markets, Paul S. Galant, and CIO Michael Kim.

About MultiPlan

MultiPlan is committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics, and a team rich with industry experience, MultiPlan interprets clients' needs and customizes innovative solutions that combine its payment integrity, network-based and analytics-based services. MultiPlan is a trusted partner to over 700 healthcare payors in the commercial health, dental, government and property and casualty markets. For more information, visit multiplan.com.

About Churchill Capital Corp III

Churchill Capital Corp III is a public investment vehicle formed for the purpose of effecting a merger, acquisition, or similar business combination. Churchill III was founded by a group of leading current and former business and financial leaders. Churchill III raised $1.1 billion of cash proceeds in an initial public offering in February 2020. The first public equity investment company by Churchill III’s sponsor, Churchill Capital Corp, led by Jerre Stead, merged with Clarivate Analytics, a leading provider of comprehensive intellectual property and scientific information, analytical tools, and services in May 2019. Churchill Capital Corp II and Churchill Capital Corp IV are actively pursuing initial business combination targets in any business or industry.

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “will,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would,” or similar expressions may identify forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. Such forward looking statements, including those related to our ability to execute our strategic plan and reduce our net debt, are based on current expectations that are subject to known and unknown risks and uncertainties. Investors are encouraged to review the other risks and uncertainties indicated in the definitive proxy statement filed in connection with the business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by MultiPlan. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MultiPlan undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this press release speak as of the date of this press release. Although MultiPlan may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by applicable securities laws.

Media Contacts

Churchill Capital Corp III: Steven Lipin or Felipe Ucros at Gladstone Place Partners 212-230-5930

MultiPlan: Pamela Walker 781-895-3118

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